Exhibit 5(b) and 8

                                  REID & PRIEST LLP
                                 40 WEST 57TH STREET
                              NEW YORK, NEW YORK  10019
                                TELEPHONE 212 603-2000
                                   FAX 212 603-2001

                                                  October 16, 1996



          The Montana Power Company
          40 East Broadway
          Butte, Montana  59701

          Ladies and Gentlemen:

                    Referring to the proposed registration of (i) Cumulative Quarterly Income Preferred Securities (Preferred Securities) of Montana Power Capital I (Trust) having an aggregate liquidation preference of up to $80,000,000, such Preferred Securities to be offered in an underwritten public offering; and (ii) a Guarantee of The Montana Power Company (Company) with respect to the Preferred Securities; and the issuance and sale to the Trust of up to $80,000,000 in aggregate principal amount of the Company's Junior Subordinated Deferrable Interest Debentures (Debentures) pursuant to the terms of an indenture from the Company to The Bank of New York, as trustee (Indenture), as contemplated in the Registration Statement (Registration Statement) on Form S-3 to be filed by the Company on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, we are of the opinion that:

               1. All requisite action necessary to make the Guarantee a valid, legal and binding obligation of the Company will have been taken when the Board of Directors of the Company, or an officer duly authorized thereby, shall have taken such action as may be necessary to fix and determine the terms of the Guarantee and the Guarantee shall have been duly executed and delivered;

               2. All requisite action necessary to make the Debentures valid, legal and binding obligations of the Company will have been taken when the Board of Directors of the Company, or an officer duly authorized thereby, shall have taken such action as may be necessary to fix and determine the terms of the Debentures, the Indenture shall have been executed and delivered, and the Debentures shall have been issued and delivered to the Trust;

          in each case, except as such may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally and by general principles of equity.

                    We are members of the New York Bar and do not hold ourselves out as experts on the laws of the State of Montana. As to all matters of Montana law, we have relied with your consent upon an opinion of even date herewith addressed to you by Michael
          E. Zimmerman, Vice President and General Counsel to the Company.

                    We confirm our opinion as set forth under the caption "Certain United States Federal Income Tax Consequences" in the prospectus constituting a part of the Registration Statement.

                    We hereby consent to the use of our name in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement.

                                                  Very truly yours,

                                                  /s/ REID & PRIEST LLP
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                                                  REID & PRIEST LLP